Exhibit 99.1

Contact: Tim Berryman

Director – Investor Relations

Medical Properties Trust, Inc.

(205) 397-8589

tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST ANNOUNCES CLOSING

OF $1.7 BILLION CREDIT FACILITY

Improved Pricing and Enhanced Flexibility

Includes a New €200 Million Term Loan

Birmingham, Ala., February 2, 2017 – Medical Properties Trust, Inc. (NYSE: MPW) (the “Company”) announced today that its subsidiary, MPT Operating Partnership, L.P. (the “Borrower”) has closed a new $1.7 billion senior unsecured credit facility (the “Credit Facility”). The Credit Facility is comprised of a $1.3 billion senior unsecured revolving credit facility (the “Revolver”) initially priced at 125 basis points over LIBOR, a $200 million senior unsecured term loan denominated in Dollars (the “USD Term Loan”) priced at 150 basis points over LIBOR and a €200 million senior unsecured term loan denominated in Euros (the “EUR Term Loan”) priced at 150 basis points over LIBOR. The Credit Facility replaces the Borrower’s existing $1.3 billion senior unsecured revolving credit facility and $250 million unsecured term loan.

The Borrower expects to use the proceeds of the EUR Term Loan together with cash on hand to redeem its €200 million 5.750% Senior Notes due 2020 (the “2020 Notes”), including premium and accrued and unpaid interest thereon.

The Revolver matures in 2021 and can be extended for an additional year at the Borrower’s option. The USD Term Loan matures in 2022 and the EUR Term Loan matures in 2020 and can be extended for an additional year. The Credit Facility has an accordion feature that allows the Borrower to expand the size of the facility by up to $500 million through increases to the Revolver and USD Term Loan, both or as a separate term loan tranche. The Credit Facility also allows the Borrower to borrow up to €650 million in alternative currencies, including Euros and Pounds.

“This credit facility is another indication of our strong financial position and financial flexibility,” said Edward K. Aldag, Jr., Chairman, President and CEO. “The improvement in pricing and the addition of the euro term loan and additional term loan gives us increased flexibility in the capital markets. We are very pleased with the continued support from our capital providers.”

The Credit Facility was arranged by JP Morgan Chase Bank, N.A. and Merrill Lynch Pierce, Fenner & Smith Incorporated as Joint Lead Arrangers and Bookrunners and Barclays Bank PLC, Goldman Sachs Bank USA and KeyBank National Association as Joint Lead Arrangers. JPMorgan Chase Bank, N.A. is serving as the Administrative Agent and Bank of America, N.A. acted as the Syndication Agent. Barclays Bank PLC, Goldman Sachs Bank USA, Keybank National Association, Citizens Bank, N.A., Compass Bank, Credit Agricole Corporate and Investment Bank, Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada, SunTrust Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd, and Wells Fargo Bank, National Association served as Documentation Agents. The Bank of Nova Scotia, First Tennessee Bank, N.A. and Cadence Bank are participants in the Credit Facility.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model allows hospitals and other healthcare facilities to unlock the value of their underlying real estate in order to fund facility improvements, technology upgrades, staff additions and new construction. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes “forward-looking statements” within the meaning of securities laws of applicable jurisdictions. The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the risk that the Borrower is unable to redeem the 2020 Notes on the terms described herein, the risk that the lenders under the Credit Facility do not fulfil their obligations under the Credit Facility, the risk that we are unable to fulfil our obligations under the Credit Facility and the factors referenced under the section captioned “Item 1.A Risk Factors” in the combined annual report of the Company and the Borrower on Form 10-K for the year ended December 31, 2015 and in the combined quarterly reports of the Company and the Borrower on Form 10-Q for the quarters ended June 30, 2016 and September 30, 2016. Actual results, performance or achievements may vary materially from any projections and forward looking statements and the assumptions on which those statements are based. Readers are cautioned not to place undue reliance on forward-looking statements. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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